Exhibit 99.1

UNITED WISCONSIN GRAIN PRODUCERS LLC
W1231 Tessmann Drive · Post Office Box 247 · Friesland, WI 53935-0247 · Phone: 920-348-5016 · Fax: 920-348-5009

July 15, 2008

Dear United Wisconsin Grain Producer Member:

On July 14, 2008, the Board of Directors of United Wisconsin Grain Producers LLC (UWGP) voted to make a distribution of $200 per unit to all unit holders of record as of July 14, 2008, for a total distribution to members of approximately $5,695,000.  This distribution will occur on or around August 15th, 2008.

The State of Wisconsin has adopted a new regulation regarding withholding income tax from distributions to “non-resident” (out-of-state) partners.  Please note this applies only to out-of-state partners (members).  We are including a Wisconsin PW-2 form for all of the out-of-state members.  If you are not a resident of the state of Wisconsin in 2007 for income tax purposes and did not receive a PW-2 form with this letter, please contact us as soon as possible so we can correct our records and forward you the appropriate form.  The regulation states that we must withhold income tax from distributions to non-resident members unless we receive a completed PW-2 form, approved by the state, from the nonresident member.  If you qualify for one of the five exemptions listed on the form and do not want Wisconsin Income tax withheld from your distribution checks, you must complete the form, submit it to the state of Wisconsin for its approval, and then mail it to us after you receive the approved form back from the state.

Please note that the amount of any cash distribution made by UWGP to its members is not the same as a member’s allocation of taxable income for the current fiscal year.  A Form K-1 for the fiscal year ending December 31, 2008, will be mailed to each unit holder approximately February 15, 2009 and will report taxable income and income tax credits derived from UWGP.

Sincerely,

William Herrmann, President

Board of Directors of United Wisconsin Grain Producers LLC

Website: www.uwgp.com  E-mail: mail@uwgp.com